PROSPECTUS SUPPLEMENT
(To Prospectus Dated September 5, 1997)
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                                 $1,000,000,000
      AMRESCO Residential Securities Corporation Mortgage Loan Trust 1998-1

                   AMRESCO RESIDENTIAL SECURITIES CORPORATION
                                    Depositor
                                   ----------
                           Advanta Mortgage Corp. USA
                           Ameriquest Mortgage Company
                             Wendover Funding, Inc.
                                    Servicers
                                   ----------

The third and fourth sentences of the sixth paragraph on page S-60 of the Prospectus Supplement are hereby modified in their entirety to read as follows:

         A 100% Prepayment Assumption assumes conditional prepayment rates of 4% per annum of the then outstanding principal balance of the Mortgage Loans in the Fixed Rate Group in the first month of the life of the mortgage loans and an additional 1.455% (exactly) per annum each month thereafter until the twelfth month. Beginning in the twelfth month and in each month thereafter during the life of the mortgage loans, 100% Prepayment Assumption assumes a conditional prepayment rate of 20% per annum each month.

The first sentence of the second full paragraph on page S-90 of the Prospectus Supplement is hereby modified in its entirety to read as follows:

              The prepayment assumption for each Class of the Offered Certificates for calculating original issue discount is 125% Prepayment Assumption for the Fixed Rate Group Certificates and 25% CPR for the Adjustable Rate Group Certificates.